EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Penn Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-27103, 333-60096, 333-103616, 333-103617, 333-116767, 333-125086, 333-131620, 333-149274, 333-158890, 333-159519, 333-159520) on Forms S-8 and (No. 333-154973, 333-155234, 333-159609) on Forms S-3 of National Penn Bancshares, Inc. and subsidiaries (the Company) of our reports dated March 1, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 1, 2011